Exhibit 99.1
Hoku and Tianwei Announce Financing Agreement
Company to Resume Accelerated Construction of Polysilicon Plant

HONOLULU, USA and CHENGDU, CHINA, September 29, 2009 -- Hoku Scientific, Inc., (NASDAQ: HOKU) a diversified, clean energy company with headquarters in Honolulu, and Tianwei New Energy Holdings Co., Ltd., a leading provider of silicon wafers, photovoltaic (PV) cells, modules and systems, today announced the signing of a definitive agreement providing for a majority investment in Hoku by Tianwei and debt financing by Tianwei and China Construction Bank for the construction and development of Hoku’s polysilicon production facility in Pocatello, Idaho.

The transaction will involve the cancellation of $50 million of an aggregate of $79 million in secured prepayments previously paid by Tianwei to Hoku under certain polysilicon supply agreements into shares of Hoku’s common stock and related warrants, plus the provision of $50 million in initial debt financing for Hoku, together with a commitment from Tianwei to assist Hoku in obtaining additional financing that may be required by Hoku to construct and operate the Pocatello facility.  The cancellation of the $50 million in secured prepayments will be reflected in amendments to Hoku’s existing supply agreements with Tianwei that the parties intend to sign upon the closing of the transaction.  Over the term of the two amended supply agreements, the cancellation of the $50 million in prepayments will result in the reduction of the price at which Tianwei purchases polysilicon by approximately 11% per year.  Hoku confirmed that the $50 million in debt plus prepayments from its existing customers is expected to be sufficient to complete construction to the point where it could commence shipments to customers, and it intends to delay any additional financing until such time.  On the basis of these funding sources, Hoku reported it is preparing to issue orders to resume full scale plant construction at an accelerated pace upon closing of the financing, which is expected to occur in October 2009.

In exchange for the value being provided by Tianwei, Hoku will issue to Tianwei 33,379,287 newly-issues shares of its common stock, which will represent 60% of Hoku’s fully-diluted outstanding shares.  Hoku will also grant Tianwei warrants to purchase an additional 10 million shares of Hoku’s common stock at a price per share equal to $2.52.

At closing, Hoku’s current shareholders will continue to own 40% of the voting shares, and Hoku will continue to be traded publicly on Nasdaq.  Additionally, Tianwei has agreed to a one year lock-up of 70% of its shares, further affirming its commitment to Hoku’s long-term success.

As a result of the transaction, Tianwei will become Hoku’s majority shareholder, and will have the right to nominate a majority of the members serving on Hoku’s Board of Directors.  Effective upon closing, Hoku will increase the size of its Board from five to seven members, three of whom will be selected from Hoku’s existing Board, and four of whom will be selected by Tianwei.  Tianwei will have the right to appoint the chairperson of the Board.

Subject to the receipt of requisite Chinese governmental approvals and other customary closing conditions, the transaction is expected to close in October 2009.

The Nasdaq Listing Rules would normally require Hoku to obtain shareholder approval with respect to the announced transaction.  Hoku has obtained an exception from Nasdaq from this requirement, in reliance on Nasdaq Listing Rule 5365(f) which provides that an exception may be granted when (i) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise and (ii) reliance on the exception has been expressly approved by the audit committee comprised solely of independent, disinterested directors.  The audit committee of Hoku has expressly approved such reliance.  Pursuant to this exception, Hoku will mail to all shareholders not later than ten days before the closing, a letter notifying them of its receipt of the exception from the requirement to seek shareholder approval, and setting forth the terms of the financing agreement with Tianwei and its reliance on the financial viability exception.

In March 31, 2009 and June 30, 2009, the Company reported that without new polysilicon customers making additional prepayments, and/or new debt or equity financing, it would have insufficient cash to continue as a going concern through March 31, 2010 and June 30, 2010, respectively.  Throughout 2009, Hoku has sought to secure additional customers and related prepayments and strategic investors or financing sources that would allow the Company to complete construction and procurement of its polysilicon plant.  Hoku retained Deutsche Bank Securities Inc. as its financial advisor to identify investment and financing sources, as well as a potential acquirer of the Company.  The Company has also considered other actions, including a restructuring, and liquidation of assets.  Hoku’s Board of Directors has concluded that the announced transaction with Tianwei is the only viable option to avoid a Chapter 7 bankruptcy and liquidation of the Hoku Materials polysilicon business.

“With very limited financing choices available, the agreement with Tianwei is a significant step forward toward our goal of becoming a top-tier global provider of clean energy solutions,” said Dustin Shindo, chairman and chief executive officer of Hoku.  “This transaction is expected to alleviate the financing challenges we have experienced during these difficult macroeconomic times, allowing us to focus on execution in all areas of our business,” said Mr. Shindo. “Specifically, with the polysilicon plant financing in place, we will be able to concentrate our efforts on meeting our contractual delivery obligations.  We look forward to providing our current and future polysilicon customers with stable, long-term supplies of low cost, high quality polysilicon.”  Hoku confirmed it was in ongoing discussions with prospective customers regarding potential new long-term polysilicon sales agreements.

“This strategic investment allows both companies to draw on each others’ strengths, and creates a world-class vertically-integrated partnership that will have exceptional cost control throughout the entire solar value chain,” said Mr. Ding Qiang, Chairman of Tianwei Group. “Hoku’s entrepreneurial approach and clean energy expertise nicely complement Tianwei’s strategy, financial position and experience.  We are convinced that this combination will allow both Hoku and Tianwei to expand their respective market shares and accelerate their growth in the renewable energy industry.”

“Considering the rapidly expanding domestic solar power markets in both China and the U.S., we are pleased by the prospect of a closer strategic relationship with the Tianwei family of companies.  A strong, combined presence in the U.S. and in China will allow both Hoku and Tianwei improved, reciprocal access to these key markets,” said Mr. Shindo.  All things considered, this transaction with Tianwei will enable us to fulfill our commitments to our creditors, vendors, customers, and employees, while retaining a meaningful percentage of the company for our existing shareholders.”

The companies confirmed their intention to maintain Hoku’s headquarters in Hawaii, citing the diverse and expanding opportunities for implementing renewable power in the state, as well as Honolulu’s inherent geographic advantage as a business hub for both the Asian and North American clean energy markets.  Hoku indicated that it had no plans to lay-off any of its current employees, and instead, expects to accelerate hiring in the coming months as it prepares for polysilicon production.

“We have been deeply impressed by Mr. Shindo’s strategic vision for Hoku, and by the team he has assembled,” said Mr. Ding. “Hoku has a strong, positive corporate culture, evidenced plainly by the company’s many successes over the past eight years. The current leadership team has Tianwei’s complete confidence and we look forward to many years of innovation, collaboration and growth.”

Commenting on the strategic implications of the transaction, Mr. Shindo said, “Given the pace and scale of projected expansion in the PV market, Hoku had concluded that organic growth alone would not have allowed us to increase scale sufficiently fast enough to become a significant player in the U.S. and global markets.  In view of the current austerity in the global financial marketplace, we also realized that the clean energy companies who will ultimately succeed are those who can convert today’s opportunities into a foundation for strategic growth and vertical integration.  In other words, a strong balance sheet provides strategic advantage that simply cannot be financed under current market conditions.”

Mr. Shindo continued, “As a result, we determined that success in achieving our long-term goals hinged on finding the right strategic partner today. We are very pleased by the opportunities afforded by our partnership with the Tianwei Group and look forward to continuing to strengthen Hoku’s position within the global clean energy industry.”

About Hoku Scientific, Inc.

Hoku Scientific, Inc. (NASDAQ: HOKU) is a diversified, clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar is a provider of turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokucorp.com

Hoku®, Hoku Scientific® and Hoku Solar® are registered trademarks, and Hoku Fuel Cells™ is a trademark of Hoku Scientific, Inc. Hoku Materials™ is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

About Tianwei New Energy Holdings Co., Ltd. and Baoding Tianwei Group Co., Ltd.

Tianwei New Energy Holdings Co., Ltd. is based in Chengdu, China, and has total combined assets of approximately 2.7 billion Yuan (US$ 400 million).  The Company is a subsidiary of Baoding Tianwei Group Co., Ltd (“Tianwei Group”), a leading Chinese manufacturer of power transmission equipment and green energy products.  As of December 31, 2008, Tianwei Group had 8,000 employees, total combined assets of approximately 18.5 billion Yuan (US$ 2.7 billion), annual revenue in 2008 of approximately 11.2 billion Yuan (US$ 1.6 billion), and net profits of 1.22 billion Yuan (US$ 179 million).

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Scientific’s ability to consummate the transaction with Tianwei; Hoku Scientific’s (including Hoku Materials) ability to secure additional debt financing necessary to complete its planned polysilicon production facility in Pocatello, Idaho; Hoku Scientific’s ability to raise additional cash to provide the Company with sufficient liquidity to continue as a going concern; Hoku Scientific’s (including Hoku Materials) ability to receive customer prepayments based on agreed-upon schedules and contingent upon meeting certain milestones, if at all, under its current polysilicon supply agreements; Hoku Scientific’s (including Hoku Materials) ability to secure additional long-term polysilicon supply customers and customer prepayments; Hoku Scientific’s (including Hoku Materials) ability to meet our commitments under certain supply agreements to deliver polysilicon in the second half of calendar year 2009; Hoku Scientific's (including Hoku Materials) future financial performance; Hoku Scientific's (including Hoku Materials) business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's filings with the Securities and Exchange Commission, as applicable. Except as required by law, Hoku Scientific does not assume any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts for Hoku Scientific:

Hoku Scientific
Tel: 808-682-7800
Email: ir@hokucorp.com

Contacts for Tianwei:

Mr. Lijun Qin
Tianwei New Energy Holdings Co., Ltd.
Tel: +86-028-6705-0188
Email: qinlijun@twnesolar.com